Lightpath Technologies, Inc. 10-Q

Exhibit 10.7

AMENDMENT NO. 8 TO THE

AMENDED AND RESTATED LIGHTPATH TECHNOLOGIES, INC.

OMNIBUS INCENTIVE PLAN

February 8, 2018

The Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan (the “Plan”) is hereby amended as follows, effective with respect to awards issued on or after or outstanding as of February 8, 2018, in order to clarify the administrative procedures associated with payment of the consideration due upon exercise of an Option through a broker assisted sale or net exercise procedure:

1       Section 7(e)(iii) of the Plan is hereby amended in its entirety to read as follows:

(iii) if acceptable to the Committee, by delivery to the Company of an exercise notice that (i) requests the Company, subsequent to the exercise of the Option and prior to the actual delivery of any shares of Common Stock to the Participant, to arrange for the sale of that number of shares of Common Stock that have a value equal to the exercise price of the Stock Option and (ii) agrees that the Company may use the proceeds of such sale to discharge the Participant’s liability to pay to the Company the exercise price of such Stock Option, or (iii) requests the Company to withhold shares of Common Stock otherwise issuable upon exercise of the Stock Option that have a value equal to the exercise price of the Stock Option, with the Company issuing only the net amount of whole shares to the Participant under the Stock Option, or (iv) that requests the Company to permit the Participant to arrange a broker-assisted sale and remittance to the Company of the consideration due upon exercise of the Stock Option.

2.       All other terms and provisions of the Plan shall remain unchanged.

This Amendment No. 8 to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan was adopted by the Board of Directors on February 8, 2018.